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                                                                   EXHIBIT 10.21



                                SUPPLY CONTRACT


         This Supply Contract (this "Supply Contract") is made as of March 29, 2000 between Wire Harness Industries, Inc., a Delaware corporation with an office and place of business at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105 (hereinafter, together with its subsidiaries, "Harness" or "Buyer") and International Wire Group, Inc., a Delaware corporation with an office and place of business at 101 South Hanley Road, Suite 1050, St. Louis, Missouri 63105 (hereinafter, "IWG" or "Seller").

                                  WITNESSETH:

         WHEREAS, the seller is engaged in the business of manufacturing, distributing and selling wire for use in the appliance and other industries (hereinafter, the "Business");

         WHEREAS, the seller and Viasystems International Inc. ("Viasystems") have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of today's date pursuant to which Viasystems has agreed to purchase Wirekraft Industries, Inc. ("Wirekraft"), the parent company of Buyer and Seller has agreed to sell Wirekraft.

         WHEREAS, in connection with such Stock Purchase Agreement, Buyer and Seller desire to formalize the terms upon which Seller sells and Buyer purchases insulated wire products for use in the present business conducted by Buyer and any affiliate of Buyer (the "Present Business");

         WHEREAS, the Seller desires to sell and the Buyer desires to purchase one hundred percent (100%) of the Buyer's requirements for Products, as defined below, for the Present Business, all in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, the representations and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer hereby mutually agree as follows:

                                ARTICLE I - TERM

1.1 The initial term of this Agreement (the "Initial Term") shall be from the date hereof (the "Effective Date") and shall continue in effect until the third anniversary of the Effective Date (the "Initial Termination Date").

1.2 This Supply Contract shall be automatically renewed for additional one year periods (each an "Option Term" and, the end of each such Option Term, an "Optional Termination Date"), unless Harness gives notice to IWG or IWG gives notice of its intention not to renew the Supply Contract at least six
     (6) months
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         prior to the Initial Termination Date or any Option Termination Date.
         The terms and conditions of this Supply Contract in any Option Term shall be the same as in the Initial Term.

                      ARTICLE II - PRODUCT/SPECIFICATIONS

2.1 The terms and conditions of this Supply Contract shall govern the purchase by Buyer from Seller of Wire, including the part numbers and specifications of which are listed on Exhibit A hereto which is, by this reference, incorporated herein, as amended from time to time (hereinafter "Existing Products(s)"), together with all Wire that is not an Existing Product, including Wire which results from a redesign, modification or enhancement of an Existing Product (the "Developed Product(s)" and, together with the Existing Products, the "Products(s)"). In the event that there are Developed Products which Buyer desires to purchase for the Present Business, Buyer shall give reasonably sufficient advance notice of its requirements for such Developed Products to Seller so that Seller can produce in a commercially reasonable time period a written production plan to demonstrate Seller's ability to supply such Developed Products for the Present Business. In the event that Seller can reasonably demonstrate to Buyer its ability to supply such Developed Products for the Present Business, the Developed Products will be included in this Agreement as Products and an initial price shall be established for such Developed Product, in writing, by the parties hereto. The parties shall establish such price based on a comparative analysis for such Developed Products, including without limitation, reference to the current prices charged hereunder for an Existing Product similar in design or application to the Developed Product with due consideration to any change in cost associated with the materials used in the Developed Product in relation to the Existing Product and any development cost associated with such Developed Product; provided however such prices shall not exceed prices based on competitive quotes.

                             ARTICLE III - QUANTITY

3.1 Except as otherwise provided herein, during the Initial Term and any Option Term of this Supply Contract, Buyer agrees to purchase from Seller, and Seller agrees to supply to Buyer, one hundred percent (100%) of Buyer's requirements of Products for the Present Business. Buyer's requirements of Products shall include Viasystems Group Inc., and it's subsidiaries, ("Viasystems") to the extent such products are used in applications for the Present Business.

3.2 Buyer (on behalf of itself or Viasystems) reserves the right, but shall not be obligated, to purchase Products under this Agreement to supply all or part of the Product requirements outside the Present Business.

3.3 Buyer reserves the right to purchase Products from an alternate manufacturer for any of its locations for development and testing purposes only, provided that such Products are not used in Buyer's business for commercial resale.

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                                ARTICLE IV - PRICE

4.1 Unless otherwise agreed to by parties in writing all amounts invoiced and payable under this Supply Contract shall be paid in U.S. dollars and all amounts shall be due and payable by wire transfer of immediately available funds in 45 days from the date of shipment.

4.2 Within twenty (20) days of execution of this Supply Contract, Seller shall submit to Buyer a completed copy of all Existing Products by part number with copper weight per thousand feet, copper premiums per pound, compounds, (PVC, Silicones, XLPE) and packaging cost per shipping unit. Exhibit A shall assist Buyer in determining the validity of price for raw materials from Seller in accordance with Section 4.3 herein below during the Initial Term of this Supply Contract, as well as any Option Term. The Price for each Existing Product should be set forth as Exhibit B, attached hereto.

     The list of Developed Products that are hereinafter sold by Seller to Buyer in accordance with this Supply Contract shall be added to Exhibit A and the price for such Developed Products shall be added to Exhibit B.

4.3 During the initial Term and any Option Term of this Supply Contract, the price of Products shall be as set forth on Exhibit B (subject to the adjustments described in Sections 4.3.1, 4.3.2, and 4.3.3, 4.4 and 4.5 hereof).

     4.3.1 Raw Material Price Adjustment. During the term of the Supply Contract, the price of Products shall be increased or decreased, as the case may be and from time to time, to reflect changes in the cost to Seller of each raw material (as hereinafter defined) to the extent, but not only to the extent, that such change exceeds 5% of the cost of such raw material as of January 1, 2000.

            For the purposes of this Supply Contract, the cost or price of "raw materials" shall include (i) the cost of any materials (other than copper) that are used to manufacture Wire, (ii) freight charges related to the transportation of such raw material, and (iii) any premium paid in connection with the acquisition of any raw material, including copper.

     4.3.2 Tax or Tariff Changes. In the event of any changes in the tax, tariff, surcharge or other similar charges (collectively, "Taxes") that are added by any governmental entity as of the date hereof in connection with the importation of raw material that increase or decrease the cost of such raw materials, then the price of Products shall be automatically increased or decreased, as the case may be, to reflect any such increase or decrease in Taxes incurred by Seller in connection with the importation of raw materials.
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     4.3.3  Copper Price Adjustments. During the term of this Agreement, the price of Wire will be adjusted on the 1st of each month to reflect the prior month's spot COMEX average cost per pound of High Grade Copper Cathode. The monthly adjustment will be based on the copper weight per pound for each number. The weight for each copper construction shall be as set forth in accordance with Exhibit A.

4.4 If at any time during the Initial Term or any Option Term of this Supply Contract, Seller provides more favorable terms for the Products to a customer other than Buyer, than those terms, including prices, which Buyer is receiving for the same Product pursuant to this Supply Contract, then
     (a) Seller will promptly notify Buyer and (b) so long as Buyer is in compliance with its obligations under this Supply Contract. Seller shall grant equally favorable terms, including prices, to Buyer as those granted to such other customer.

4.5 In the event that Buyer receives an offer from a viable source to supply similar Products of all types provided hereunder in similar quantities and at a lower total cost than that offered by Seller and under substantially similar terms as those offered by Seller in this Agreement, Buyer shall have the obligation to give Seller the option of meeting such lower total cost. In the event Seller does not meet such lower total cost, Buyer shall be allowed to terminate this Agreement or terminate its obligation to buy particular Products hereunder, with sixty (60) days written notification, without further obligation to Seller.

4.6 Freight Terms. The Freight terms under this Agreement unless otherwise changed by the parties hereto in writing, shall be as follows: FOB Buyers Dock, Henry Brennen Drive, El Paso, Texas.

                              ARTICLE V - DELIVERY

5.1 As of the Effective Date, Buyer Shall provide Seller with its good faith written 4-week rolling forecast by Plant of requirements for Products (the "Forecast"). Such Forecast shall be updated no less frequently than every week so that as of each update, the Forecast shall cover a 4-week period.

5.2 Buyer shall issue a purchase order (the "Purchase Order") to Seller covering all purchases of Products by Buyer pursuant to this Supply Contract and specifying a scheduled delivery date for the Products (the "Scheduled Delivery Date"), which such Scheduled Delivery Date shall be between two (2) and four (4) weeks after the date the Purchase Order is delivered, or as otherwise agreed by the parties to this Agreement in writing. Seller shall maintain a maximum lead time ("Lead Time") of four
     (4) weeks on all Products identified in Exhibit A hereto. Seller agrees to supply Products to Buyer within the Lead Time.
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5.3    Seller shall also use its reasonable best efforts to supply Products by the Scheduled Delivery Date. Seller must immediately advise Buyer details of its inability to supply Products by the Scheduled Delivery Date.

5.4 if, at any time, Seller is unable to meet Buyer's Scheduled Delivery Date and delivery requirements reflected in the Purchase Order, Buyer can elect to purchase the Products affected thereby from an alternate source. Seller should not reject a Scheduled Delivery Date which is requested by Buyer at in or after the Lead Time. If Seller is unable to meet Buyer's Scheduled Delivery Date which is requested by Buyer at or greater than the Lead Time, Buyer shall recover from the Seller any excess costs, expenses, or penalties incurred by Buyer, due to the failure by Seller to supply the Product by the Scheduled Delivery Date.

5.5 If Seller's acts or omissions result in Seller's failure to meet Buyer's Scheduled Delivery Date or delivery requirements for Products reflected in the Purchase Order and Buyer requires a more expeditious method of transportation for the Products than the transportation method originally specified, then Seller shall ship the Products as expeditiously as possible at Seller's sole expense.

5.6 Shipments shall be made both in quantities, rounded up to the nearest multiple of Seller's standard packaging quantity.

5.7 If Buyer's acts or omissions result in Seller's failure to meet Buyer's delivery requirements for Products reflected in the Purchase Order and Buyer requires a more expeditious method of transportation for the Products, other than the transportation method originally specified, then Seller shall ship the Products as expeditiously as possible at Buyer's sole expense.

5.8 Subject to Article XI hereof, if the material forecasted in accordance with Article 5.1 is not purchased in 60 days, the Seller will notify the Buyer and the Buyer will issue a purchase order to the Seller for this material within five (5) days from notification for immediate delivery.

                       ARTICLE VI - TECHNICAL ASSISTANCE

6.1 Upon request of Buyer, Seller agrees to provide reasonable technical assistance in reviewing the cause of any performance problems experienced by Buyer in any component, sub-assembly and final assembly that contains components produced using Seller's Products supplied pursuant to this Supply Contract; provided, however, that such performance problem is reasonably believed by Buyer to be caused by Seller's Products.

6.2 Seller agrees to use best efforts to provide resources to engineer, manufacture and provide to Buyer the most technically advanced, highest quality, and commercially competitive Product available in the wire industry.
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6.3    Seller shall assist Buyer's product engineering department with technical issues regarding Seller's current Products and shall provide any reasonable resources necessary to Buyer to resolve these issues.

                             ARTICLE VII - NOTICES

7.1 All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to an officer or designated representative of the party entitled to receive the notice or when sent by certified or registered first class mail, postage prepaid, or by telecopy, hand delivery, or overnight courier, properly addressed to the party entitled to receive such notice at the address stated below:

       If to Seller:

               International Wire Group, Inc.
               101 South Hanley Road, Suite 1050
               St. Louis, Missouri 63105
               Attn:  President and Chief Operating Officer
                      International Wire Group, Inc.

       If to Buyer:

               Wire Harness Industries, Inc.
               101 South Hanley Road, Suite 1050
               St. Louis, Missouri 63105
               Attn:  President, Wire Harness Industries, Inc.

                             ARTICLE VIII - QUALITY

8.1 Seller expressly warrants to Buyer and to purchasers of Buyer's Products that at the time of delivery the Products called for by this Supply Contract (including tooling, if any), or any Purchase Order pursuant hereto, will conform to the applicable specifications, and the drawings, samples and/or descriptions relating thereto, furnished to Seller from Buyer.

8.2 At all times, Seller expressly warrants that the Products called for by this Supply Contract, or any Purchase Order issued pursuant hereto, will be free from material defects in materials and workmanship.

8.3 Seller warrants that it will use its best efforts to ensure that all Products and/or services provided herein shall conform in all material respects to the Buyer's furnished specifications. Upon written request, Seller shall provide to Buyer copies of such documents and records reasonably requested by Buyer in order to verify compliance with this Supply Contract including this Section 9.3, provided, however, that Seller shall not be required to provide Buyer with any

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     documents or records that it determines in good faith to confidential and competitively sensitive or which would violate applicable Law.

8.4 If Seller provides Products to Buyer that do not conform to the Buyer's furnished specifications or are otherwise defective or do not conform to a Purchase Order issued pursuant to this Agreement, Buyer shall handle and be responsible for every claim of damage or injury that is based upon a breach of the foregoing warranty.

8.5 Seller agrees to use its best efforts to track claims of nonconforming Products, and to work with Buyer to reduce the numbers of such claims by improving the Products to eliminate defects and/or nonconformities.

                          ARTICLE IX - CONFIDENTIALITY

9.1 "Propriety Information" shall for the purpose of this Supply Contract, mean information disclosed by Buyer or Seller (the "Disclosing Party") to the other party (the "Receiving Party") and identified in writing or other tangible form at the time of disclosure or, within thirty (30) days of oral disclosure, as "Proprietary."

9.2 Except as required by law, judicial or governmental order, discovery request, other legal process or pronouncement or the rules of any national stock exchange or the Nasdaq Stock Market (collectively, "Law"), the Receiving Party shall protect as proprietary and keep confidential all Proprietary Information in accordance with the terms of this Article 9 including, but not limited to, designs, processes, drawings, specifications, reports, data, terms and conditions and other technical or business information and the features of all parts, equipment, tools, gauges, patterns, and other items furnished or disclosed to the Receiving Party by the Disclosing Party (hereinafter referred to as "Proprietary Goods"). Unless otherwise provided herein or authorized by the Disclosing Party in writing, the Receiving Party shall use such Proprietary Information or Proprietary Goods, and the features thereof, only in the performance of its obligations under this Supply Contract. Upon completion or termination of this Supply Contract, or any Purchase Order pursuant hereto, the Receiving Party shall, at the Disclosing Party's expense, make such disposition of all such Proprietary Information or Proprietary Goods as herein required or as may be subsequently requested by the Receiving Party, including, but not limited to, any studies, analyses, compilations, or other materials prepared in whole or in party based on said Proprietary Information or Proprietary Goods.

9.3 In protecting the Disclosing Party's Proprietary Information in accordance with Article 9.2 above, the Receiving Party agrees to exercise reasonable steps at the Disclosing Party's expense to safeguard the confidentiality of the Proprietary Information consistent with the steps the Receiving Party uses to safeguard its own information consistent with the steps the Receiving Party uses to safeguard its own information of like kind and, except as required by Law, not to disclose any part of it to any third person except to such of the Receiving Party's employees, advisors, counsel and other representatives as need to know such information for
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     the purpose of performing obligations under this Supply Contract and whom such party has directed to preserve the confidentiality of the Proprietary Information.

9.4 No right or license, either express or implied, under any patent, copyright, trade secret, for Proprietary Information, Proprietary Goods or other information is granted hereunder.

9.5 The obligations of this Article 9 shall survive the termination of this Supply Contract for a period of two (2) years following such termination.

9.6 The Article 9 shall not affect the Receiving Party's rights to use or disclose information:

     (a)  which is or may hereafter be in the public domain; or

     (b) which the Receiving Party can show was known to it prior to the disclosure by the Disclosing Party pursuant to the terms of this Supply Contract; or

     (c) which is disclosed to the Receiving Party by a third party and, to the knowledge of the Receiving party, was not disclosed by such third party in violation of any agreement between the Disclosing Party and such third party; or

     (d) which is or may hereafter be disclosed by the Disclosing Party to a third party without similar restrictions on disclosure or use; or

     (e) which is independently developed by the Receiving Party without the use of the Proprietary Information or Proprietary Goods; or

     (f) which is required to be disclosed by Law, provided that notice of such disclosure is promptly provided to the Disclosing Party in order that it may have every reasonable opportunity to intercede in such process to contest such disclosure.

                            ARTICLE X - TERMINATION

10.1 In the event of a material breach of the terms of this Supply Contract by either party hereto, the non-defaulting party may notify the defaulting party of such default, specifying in reasonable detail the nature of such default. Upon receipt of such notice, the parties shall promptly meet and jointly develop, in good faith, a plan setting forth the steps to be implemented to enable the defaulting party to cure the default and prospectively comply with the terms and conditions of this Supply Contract, which plan shall include the time period for implementing such plan which shall in no even exceed 30 days (the "Action Plan"). If the defaulting party does not comply with the terms of the Action Plan within the time period(s) specified therein, the non-defaulting party may, in addition to any other rights and

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         remedies it may have at law or in equity, unless such default is cured within thirty (30) days of such party's failure to comply with the Action Plan, either (a) terminate the Supply Contract, or (b) if the material breach of this Supply Contract is due to Seller's failure to deliver certain Products in accordance herewith, cancel any Purchase Order or portion thereof relating to those Products and/or eliminate such Products from Buyer's purchase requirements pursuant to this Supply Contract.

10.2 Either party shall also have the right to immediately terminate this Agreement or any Purchase Order issued pursuant hereto without further cost or liability to such party in the event of (i) the appointment of a receiver or trustee for the other party, or (ii) the execution by the other party of any assignment for the benefit of creditors; provided, that the petition, appointment or assignment referenced in sub-paragraphs (i) through (ii) above is not vacated or nullified within fifteen (15) days of such event.

                  ARTICLE XI - CANCELLATION OF PURCHASE ORDER

11.1 Without limiting the generality of the foregoing, the Buyer may, by giving written notice to Seller, terminate any Purchase Order issued pursuant hereto, in whole or in part, if at any time Buyer's customers terminate a related agreement, Purchase Order with Buyer for any reason.

11.2 After Seller's receipt of such notice of termination, Seller shall immediately terminate all work under Buyer's Purchase Order. Buyer's liability to Seller with respect to such termination shall be limited to (x)(i). The purchase price set forth in this Supply Contract for Products not salable to Seller's other customers or useable in Seller's other operations in the ordinary course of business over a reasonable period of time, (ii) Seller's verifiable incurred manufacturing costs for work in process at the date of notice of termination (not to exceed the number of Products ordered and reflected in the Forecast through the manufacturing interval) and (iii) Seller's purchase price of raw material and components necessary through forecasted lead time, including finished goods inventory not returnable or useable in Seller's other operations in the ordinary course of business over a reasonable period of time, minus (y) any salvage value thereof.

11.3 Buyer shall have no obligation to Seller if Buyer terminates its purchase se of Seller's default in accordance with the provisions of
         Article 11 hereof.

                            ARTICLE XII - INSPECTION

12.1 Buyer and, if the face of any order issued pursuant hereto bears United States federal government prime contract number or the Buyer otherwise advises Seller of the existence of such contract, representatives of the United States federal government, shall have the right to inspect and test Seller's Manufacturing Facility, goods, materials and workmanship at reasonable times and places, and upon reasonable prior notice, including, when practicable, during manufacture;
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       and if any such inspection or test is made on the premises of Seller,
       Seller shall furnish without cost to Seller all reasonable existing facilities and assistance for a safe and convenient inspection or test. Buyer's inspection of the Products, whether during manufacture, prior to delivery or within a reasonable time after delivery, shall not constitute acceptance of any work-in-process or finished Products.

12.2 Notwithstanding prior inspection, payment for, or use of the Products, Buyer shall have the right to reject any of such Products which do not conform to the requirements of this Supply Contract within thirty (30) days from the date of delivery of the Products. All such rejected items shall be returned to seller. In the event that Buyer shall improperly return Products that conform in all material respects with the terms of this Supply contract, then Buyer shall pay all reasonable costs and expenses incurred by Seller in connection with such improper return by Buyer. Should Buyer in such case repair the Products, all terms and conditions set forth herein shall remain in full force and effect as to the Products furnished by Seller.

                       ARTICLE XIII - PACKAGING; SHIPPING

13.1 Seller agrees to (a) pack, label and ship Products in accordance with Buyer's standards, (b) make no charge for handling, packaging, storage, transportation or drayage of Products except as otherwise provided herein; and (c) provide with each shipment packing slips with Buyer's Purchase Order number marked thereon. Seller shall reimburse Buyer for all reasonable and foreseeable out-of-pocket expenses incurred by Buyer as a result of Seller's improper packing, labeling, routing or shipping.

13.2 The labels on each package and identification of the Products on packing slips, bills of lading and invoices shall be sufficient to enable Buyer to easily identify the Products purchased. Seller further agrees to promptly render, after delivery of Products or performance of services, correct and complete invoices to Buyer.

                      ARTICLE XIV - INFRINGEMENT INDEMNITY

14.1 As to any of the Products manufactured or supplied to a design or specification furnished by Buyer. Buyer shall indemnify and save harmless Seller, its subsidiaries, affiliates, controlling persons and successors from any claim, suit, demand, loss, damage, liability and expense (including reasonable attorneys fees) alleging that the same in and of itself infringes any United States or foreign patent, copyright, trademark, semiconductor ship product mask work right or any other proprietary right, except that the design or specification shall be deemed to be not furnished by Buyer if the subject matter giving rise to the claim of infringement either (a) was derived from, or selected by, the Seller, or (b) relates to materials, compositions, alloys or processes relating thereto. As to any of the Products manufactured or supplied other than to a design or specification furnished by Buyer, Seller shall indemnify and save harmless Buyer and its successors from any claim, suit, cause of action, demand, loss, damage, liability and expense (including reasonable attorneys fees) alleging that any use or resale of the same in and of itself infringes, or constitutes inducement to infringe, any United States or foreign patent, copyright, trademark, semiconductor chip product mask work right or any other proprietary right, except that the design or specification shall be deemed to be not furnished by Buyer if the subject matter giving rise to the claim of infringement either (a) was derived from, or selected by, the Seller, or (b) relates to materials, compositions, alloys or processes relating thereto.

14.2 Upon the making of any claim indemnified hereunder, the commencement of any suit or action having basis in such claim, or a belief that such a claim is likely or imminent, the party against whom such claim is made, or suit or action commenced, shall promptly notify the other in writing, and the party required to assume liability therefor under the foregoing provisions shall promptly assume and diligently conduct the entire defense thereof, at its own cost and expense; provided, that the party not required to assume liability shall have the right, insofar as its interests are affected, at its sole election and at its own cost and expense, to request the court to permit it to intervene in any such suit or action or to cooperate in the defense thereof with the party required to assume liability, without releasing any obligation, liability or undertaking of the latter party.

                             ARTICLE XV - AMENDMENT

15.1 Except as otherwise provided herein, no modification of this Supply Contract or any Purchase Order issued pursuant hereto shall be binding on Seller or Buyer unless made by a formal written document (either a Change Notice, Supplement, or Purchase Order Amendment) signed by
        Buyer and Seller. The only representatives of Buyer empowered to direct changes or to agree to modifications of this Agreement are the respective President's of the Buyer and Seller. No recommendations or suggestions by Buyer or others to Seller shall be binding on Buyer unless made in accordance with this Article 15.

                            ARTICLE XVI - ASSIGNMENT

16.1 Except as otherwise provided herein, performance of this Supply Contract, or any Purchase Order issued pursuant hereto, and all obligations relating thereto, shall not be assigned or delegated by either party without the prior written consent of the other party, such consent not to be unreasonably withheld.

16.2 Claims for money due or to become due to Seller from Buyer arising out of this Supply Contract, or any Purchase Order issued pursuant hereto, may be assigned, But Buyer shall be under no obligation to pay the assignee unless and until Buyer shall have received, written notice of the assignment, a true copy of the instrument of assignment, suitable documentary evidence of Seller's authority so to assign, and a release from the Seller.

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16.3  Except as required by applicable Law, in no event shall copies of this
      Supply Contract, any Purchase Order issued pursuant hereto, or of any plans, specifications, or other similar documents relating to work under this Supply Contract be disclosed or furnished to any assignee or to any other person without the prior written consent of the Buyer. Notwithstanding any such assignment, Seller shall continue to be bound by the obligations of Article 9 hereof.

                           ARTICLE XVII - FORCE MAJEURE

17.1 Any delay or failure of either party to perform its obligations hereunder or under any Purchase Order issued pursuant hereto shall be excused if, and to the extent that it is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, action by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, urban disturbance and riots, natural disasters, wars, sabotage, or court injunction or order (a "Force Majeure Condition"); provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party within twenty-four (24) hours or as early as practicable taking into account the Force Majeure Condition. During the period of such delay or failure to perform by Seller, Buyer, at its option, may suspend this Supply Contract, purchase Products from other sources during such period, without any liability to Seller, or have Seller provide the Products from other sources in quantities and at times requested by Buyer and at the price set forth in this Supply Contract, plus any additional costs and expenses incurred by Seller in connection therewith as a result of the Force Majeure Condition. If requested by the Buyer, Seller shall, within twenty-four (24) hours of such request, provide reasonable assurance that the delay will cease within six (6) months. If Buyer cannot provide the Seller a reasonable assurance then the Buyer may immediately cancel the Agreement or any Purchase Order issued pursuant hereto without any further liability to Seller. In the event of any period that Seller is not supplying Buyer with Products due to a Force Majeure Condition, the Initial Term or any Option Term then in effect shall automatically be extended by such period.

                      ARTICLE XVIII - COMPLIANCE WITH LAWS;
                  COUNTRY OF ORIGIN INFORMATION; CERTIFICATION

18.1 In the performance of this Supply Contract, Seller shall comply in all material respects with all federal, state and local laws, ordinances, rules and regulations which may be applicable to Seller's performance of its obligations hereunder in the country to which Seller's Products are delivered to Buyer hereunder. Seller hereby certifies that the goods called for by this Supply Contract, or any Purchase Order issued pursuant hereto have been or will be produced in compliance in all material respects with such applicable laws or ordinances.

18.2 Seller, upon written request, shall furnish any and all documents necessary for Buyer to obtain export credits and customs drawbacks and in Seller's possession and control. Seller also shall provide information and, if necessary, certify such information, as to the country of origin of the goods provided hereunder and the value added thereto in each country. Seller will provide such information with respect to the origin of the raw materials, place of processing, and assembly of any goods delivered hereunder so as to enable Buyer to certify such information under the law of the United Sates.

                 ARTICLE XIX - GOVERNMENT CONTRACT REQUIREMENTS

19.1 If this Supply Contract or any Purchase Order issued pursuant hereto is a subcontract, or a supply contract comprised solely of commercial items under a United States federal government prime contract as may, in some cases, be evidenced by the inclusion of a United States federal government prime contract, to be included in subcontracts or in supply contracts of this nature, are hereby incorporated in and made a part of this Supply Contract. The classification of a contract arising out of these terms and conditions, or the related Purchase Order, as one comprising commercial item(s) and the decision as to whether Seller is a subcontractor or supplier, for purposes of determining which U.S. Government Regulations apply, shall be that of the Buyer. Seller agrees to accept the inclusion of all applicable U.S. Government FAR and FAR's Supplemental Clauses.

19.2 Since the phraseology of the clauses incorporated above has been primarily designed for government prime contracts, words and phrases in the foregoing regulations importing the United States federal government or the prime contractor or their representatives shall, when a fair and reasonable interpretation of the context of this Supply Contract so requires in order to express properly the subcontract relationship, be deemed to refer to Buyer or Seller or their respective representatives; provided, however, that all references to "Government" in the patent clauses incorporated herein above shall refer only to the United States Government and all references to "Contacting Officer" in the clauses incorporated herein above shall refer to the Government Contacting Officer for the prime contact; provided, further that all references to the clause entitled "Disputes" shall be deemed deleted. Copies of such FAR clauses and information as to the Cognizant Contracting Officer shall be furnished by Buyer to Seller upon request.

                             ARTICLE XX - INSURANCE

20.1 Seller shall maintain insurance coverage in amounts not less than the following:

       20.1.1 Worker's Compensation - Statutory Limits for the state or states in which the work ordered under these terms and conditions is performed (or evidenced of authority and financial ability to self-insure);

     20.1.2 Comprehensive General Liability Insurance (including Products/Completed Operations and Blanket Contractual Liability) in which the limit of liability for personal injury or for property damage shall be $1,000,000 per occurrence, or a combined single limit of $1,000,000 per occurrence for Personal Injury and Property Damage; and

     20.1.3 Automobile Liability Insurance (including owned, non-owned and hired vehicles) in which the limit of liability for personal injury or for property damage shall be $1,000,000 per occurrence, or combined single limits of $1,000,000 per occurrence for Personal Injury and Property Damage.

20.2 At Buyer's request in writing, Seller shall furnish to Buyer certificates of insurance setting forth the amount(s) of coverage, policy number(s) and details(s) of expiration for insurance maintained by Seller and, if further requested in writing by Buyer, such certificates will provide that Buyer shall receive thirty (30) days prior written notification from the insurer of any termination or reduction in the amount or scope of coverages. Seller's purchase of appropriate insurance coverage or the furnishing of certificates of insurance shall not release Seller of its obligations or liabilities under any Purchaser Order issued hereunder.

                          ARTICLE XXI - MISCELLANEOUS

21.1 Seller shall not, without first obtaining the written consent of Buyer, in any manner use any trademarks or trade name of Buyer in Seller's advertising or promotional materials.

21.2 In the event of any conflict between this Supply Contract and the provisions of any Purchase Order issued pursuant hereto, the terms of this Supply Contract shall govern.

21.3 Captions, as used herein, are for convenience or reference only and shall not be construed to limit or extend the language of the provisions to which such captions may refer.

21.4 The provisions of this Supply Contract, together with all exhibits, schedules and appendices hereto, constitute the complete and exclusive agreement between the parties hereto and supersede any and all previous communications, representations or agreements, whether oral or written, between the parties with respect to the subject matter hereof.

21.5 These terms and conditions hereof shall be governed by and construed in accordance with the laws of the State of Missouri. Buyer may, but is not obligated to, bring any action or claim relating to or arising out of this Supply Contract or any Purchase Order issued pursuant hereto in the appropriate state or federal court in Missouri, and the Seller hereby irrevocably consents to personal jurisdiction in any such court, hereby appointing the Secretary of State of the State of Missouri as its agent for receiving service of process.

21.6 The failure of either party at any time to require performance by the other party of any provision of this Supply Contract or any Purchase Order placed by Buyer from time to time shall in no way affect the right of such party to require such performance at any time thereafter. Similarly, the wavier by either party of a breach of any provision of these terms and conditions or of any order placed by Buyer from time to time pursuant hereto shall not constitute a wavier of any succeeding breach of the same or any other provision.

21.7 Seller and Buyer are independent contracting parties and nothing in this Agreement or any Purchase Order issued pursuant hereto shall make either party the agent or legal representative of the other party for any purpose whatsoever, not does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the party.

21.8 If any term of this Supply Contract or any Purchase Order issued pursuant hereto is invalid or unenforceable under any statue, regulation, ordinance, executive order, or other rule of law, such term shall be deemed reformed or deleted, but only to the extent necessary to comply with such statue, regulation, ordinance, executive order or other rule of law, and the remaining provisions of this Supply Contract, or any Purchase Order issued pursuant hereto, shall remain in full force and effect.

21.9 The Seller agrees that all chemical substances, as more fully defined in the Toxic Substances Control Act (TSCA), comprising or used in the manufacture of the Products ordered by Buyer are, to the best of Seller's knowledge, listed in the inventory complied under Section 8(b) of TSCA and are not banned from commercial use under TSCA.

          Buyer shall have the right to visit and inspect Seller's Facility employed in the manufacture of Products to be delivered to Buyer's facility(s) during normal business hours and upon reasonable prior written notice to Seller.

            [The remainder of this page is intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.


                                       WIRE HARNESS INDUSTRIES, INC.



                                        By:  /s/ DAVID J. WEBSTER
                                           -----------------------------
                                        Name:    DAVID J. WEBSTER
                                             ---------------------------
                                        Title:   Senior Vice President
                                              --------------------------



                                       INTERNATIONAL WIRE GROUP, INC.




                                        By:  /s/ DAVID J. WEBSTER
                                           -----------------------------
                                        Name:    DAVID J. WEBSTER
                                             ---------------------------
                                        Title:   Senior Vice President
                                              --------------------------

                                                                       EXHIBIT A

        Copper Pounds
        -------------

1.          32.0500
2.          32.0500
3.         170.0000
4.          52.8700
5.          52.8700
6.           7.9700
7.          32.0500
8.          32.0500
9.          32.0500
10.         32.0500
11.         32.0500
12.         32.0500
13.         32.0500
14.         32.0500
15.         32.0500
16.         32.0500
17.         32.0500
18.         20.1600
19.         12.6900
20.          7.9700
21.          7.9700
22.         20.1600
23.         32.0500
24.         20.1600
25.         20.1600
26.         20.1600
27.         20.1600
28.         20.1600
29.         20.1600
30.         20.1600
31.         20.1600
32.         20.1600
33.         20.1600
34.         20.1600
35.         20.1600
36.         20.1600
37.         20.1600
38.         20.1600
39.         20.1600
40.         20.1600

41.         20.1600
42.          5.0000
43.         12.6900
44.         12.6900
45.         12.6900
46.         12.6900
47.         12.6900
48.         12.6900
49.         12.6900
50.         12.6900
51.         12.6900
52.         12.6900
53.         12.6900
54.          7.9700
55.          7.9700
56.          7.9700
57.          7.9700
58.          7.9700
59.          7.9700
60.          7.9700
61.          7.9700
62.          7.9700
63.          7.9700
64.          7.9700
65.          7.9700
66.          7.9700
67.          7.9700
68.          7.9700
69.          7.9700
70.          7.9700
71.          7.9700
72.         15.9400
73.          5.0000
74.          5.0000
75.          5.0000
76.          5.0000
77.          5.0000
78.          5.0000
79.          5.0000
80.          5.0000
81.          5.0000
82.          5.0000
83.          5.0000
84.          5.0000

85.          5.0000
86.          5.0000
87.          5.0000
88.          5.0000
89.          5.0000
90.          5.0000
91.          5.0000
92.          5.0000
93.          5.0000
94.          5.0000
95.          5.0000
96.          5.0000

                                                                       EXHIBIT B

      Last Selling Price
      ------------------

1.          60.1400
2.          60.1400
3.         327.4100
4.         442.7100
5.         442.7100
6.          13.0000
7.          52.1400
8.          52.1400
9.          52.1400
10.         52.1400
11.         55.1200
12.         55.1200
13.         55.1200
14.         55.1200
15.         55.1200
16.         55.1200
17.         35.6000
18.         27.2700
19.         19.4400
20.         13.0200
21.         13.0200
22.         27.2700
23.         35.6000
24.         34.0900
25.         34.0900
26.         34.0900
27.         34.0900
28.         34.0900
29.         34.0900
30.         34.0900
31.         34.0900
32.         34.0900
33.         34.0900
34.         34.0900
35.         34.0900
36.         34.0900
37.         34.0900
38.         34.5400
39.         34.5400
40.         34.5400

41.         34.5400
42.         21.8000
43.         22.5000
44.         22.5000
45.         22.5000
46.         22.5000
47.         22.5000
48.         21.2900
49.         30.7800
50.         30.7800
51.         38.5300
52.         38.0100
53.         38.0100
54.         15.5800
55.         15.5800
56.         15.5800
57.         15.5800
58.         15.5800
59.         15.5800
60.         15.5800
61.         15.5800
62.         15.5800
63.         23.3100
64.         23.0200
65.         41.9000
66.         41.9000
67.         25.1600
68.         25.1600
69.         25.1600
70.         25.1600
71.         25.1600
72.         72.5000
73.         11.3400
74.         11.3400
75.         11.3400
76.         19.6400
77.         11.3400
78.         11.3400
79.         11.3400
80.         11.3400
81.         11.3400
82.         11.3400
83.         11.3400
84.         11.3400

85.         11.3400
86.         11.3400
87.         11.3400
88.         18.3400
89.         18.3400
90.         18.3400
91.         18.3400
92.         10.0900
93.         10.1200
94.         10.1200
95.         10.1200
96.         10.1200


                                       3